Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the prospectuses included in Registration Statements No. 33-29316, 33-48453, 333-81249, 33-35319, 33-56692, 333-11049, 333-63126, 333-117330, and 333-126701, each on Form S-8, and Registration Statement No. 333-129988 on Form S-3 for Sandy Spring Bancorp, Inc. of our reports dated  February 21, 2006, relating to our audits of the consolidated financial statements and internal controls over financial reporting, which appear in the Annual Report on Form 10-K of Sandy Spring Bancorp, Inc. for the year ended December 31, 2005.

/s/ McGladrey & Pullen, LLP

Frederick, Maryland
March 9, 2006